EXHIBIT 3.1.2

ARTICLES SUPPLEMENTARY

REDWOOD TRUST, INC.

Redwood Trust, Inc., a Maryland corporation (hereinafter called the “Corporation”), having its principal office at The Corporation Trust Incorporated, Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article VI of the Charter of the Corporation, the Board of Directors duly divided and classified 12,000,000 shares of the Common Stock of the Corporation (“Common Stock”) into a series designated Class A Convertible Preferred Stock (the “Convertible Preferred Stock”) and provided for the issuance of such Convertible Preferred Stock.

SECOND: The Corporation filed Articles Supplementary on August 11, 1994 with the Maryland State Department of Assessments and Taxation, which Articles Supplementary set forth a description of the Convertible Preferred Stock.

THIRD: All of the issued and outstanding shares of Convertible Preferred Stock have been converted to Common Stock of the Corporation in accordance with the terms of Article SECOND, Section 4(a)(ii) of the Articles Supplementary.

FOURTH: All of the shares of Convertible Preferred Stock received by the Corporation upon such conversion have been restored to the status of authorized but unissued capital stock of the Corporation without designation as to class pursuant to Section 9 of Article SECOND of the Articles Supplementary.

FIFTH: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article VI of the Charter of the Corporation, the shares of Convertible Preferred Stock currently authorized but unissued are hereby reclassified as Common Stock.

SIXTH: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article VI of the Charter of the Corporation, the shares of capital stock of the Corporation without designation as to class are hereby reclassified as Common Stock.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this 11th day of August, 1995.

WITNESS:	REDWOOD TRUST, INC.

/s/ Frederick H. Borden	/s/ Douglas B. Hansen
Frederick H. Borden	Douglas B. Hansen
Secretary	President

THE UNDERSIGNED, President of Redwood Trust, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Douglas B. Hansen
Douglas B. Hansen
President